Exhibit 10.2

SUMMIT MATERIALS, INC.
EXECUTIVE SEVERANCE PLAN

Plan Document/Summary Plan Description

Summit Materials, Inc. (the “Company”) has adopted this Executive Severance Plan (the “Plan”) for the benefit of certain employees of the Company and its Affiliates (hereinafter collectively referred to as the “Company Group”), on the terms and conditions hereinafter stated.  Participation in the Plan is generally intended to be limited to those employees designated as eligible for the Plan by the Committee who receive and return a Participation Notice and Agreement.

The Plan shall be effective on the Effective Date.  The Plan supersedes, solely for the Participants, any prior plans, policies, guidelines, arrangements, agreements, letters, and/or other communication, whether formal or informal, written or oral sponsored by any member of the Company Group and/or entered into by any representative of the Company Group that might otherwise provide severance benefits to the Participants (or for the Participants’ benefit) (collectively, the “Other Severance Arrangements”).  As such, the Plan represents the exclusive severance benefit provided to Participants, and such individuals shall not be eligible for any other severance benefits provided in any Other Severance Arrangements.  For the avoidance of doubt, Other Severance Arrangements shall not include any Awards (as defined in the Omnibus Incentive Plan), which Awards shall be governed by the terms and conditions of the Omnibus Incentive Plan and the applicable Award agreements thereunder.

To the extent applicable, it is intended that portions of the Plan either comply with or be exempt from the provisions of Code Section 409A.  The Plan shall be administered in a manner consistent with this intent and any provision that would cause the Plan to fail to comply with or be exempt from Code Section 409A, as the case may be, shall have no force and effect.

1.                                      Definitions.

(a)                                 “Accrued Obligations” means (i) all accrued but unpaid Base Salary through the date of Termination, (ii) all accrued but unused vacation days through the date of Termination, (iii) any unpaid or unreimbursed expenses incurred in accordance with the policies of the Employer through the date of Termination, and (iv) any benefits provided under the employee benefit plans and programs of the Company Group upon a Termination, including rights with respect to Company equity (or equity derivatives) or equity-based incentive awards, but excluding any Other Severance Arrangements, in accordance with the terms contained therein.

(b)                                 “Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Company.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise.

(c)                                  “Annual Bonus Program” means the annual cash incentive bonus program in which the Participant participates as of the date of a Qualifying Termination or Qualifying Change in Control Termination.

(d)                                 “Asset Sale” means a Change in Control resulting from the sale, transfer, or other disposition of all or substantially all of the assets of the Company to any Person that is not an Affiliate of the Company.

(e)                                  “Base Salary” means such Participant’s then-current annual base salary rate immediately prior to the Participant’s Termination (or, if higher, the annual base salary rate immediately prior to an event that constitutes a Constructive Termination hereunder), exclusive of any bonus payments or additional payments, unpaid or unreimbursed expenses, or benefits provided under any benefit plan sponsored by any member the Company Group, including but not limited to any ERISA plans, stock plans, incentive and deferred compensation plans, or insurance coverage or medical benefits and without regard to any salary deferrals under the benefit or deferred compensation plans or programs of any member of the Company Group.

(f)                                   “Board” means the board of directors of the Company.

(g)                                  “Cause” means, as to any Participant, unless such Participant’s Participation Notice and Agreement states otherwise, a good faith determination of the Committee or its designee that (i) the Company or an Affiliate has “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting agreement between the Participant and the Company or an Affiliate in effect at the time of such Termination or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “cause” contained therein), any of the following has occurred with respect to a Participant: (1) such Participant’s willful or grossly negligent continued failure to substantially perform Executive’s material duties of employment (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to the Participant of such failure, (2) dishonesty in the performance of the Participant’s material duties of employment, (3) an act or acts on the Participant’s part constituting, or plea of guilty or nolo contendere to a crime constituting, (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (4) the Participant’s willful malfeasance or willful misconduct in connection with the Participant’s duties of employment, or (5) the Participant’s breach, in a material respect, of any restrictive covenant applicable to the Participant that is not cured (to the extent curable) for a period of 10 days following written notice by the Company to the Participant of such breach.

(h)                                 “Change in Control” has the meaning set forth in the Company’s Omnibus Incentive Plan.

(i)                                     “Claims Administrator” means the Committee or such other individual or group of individuals as may be appointed as the claims administrator under the Plan by the Committee from time to time.

(j)                                    “Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations, and other interpretative guidance promulgated thereunder, as well as any successor laws in replacement thereof.

(k)                                 “Committee” means the compensation committee of the Board.

(l)                                     “Constructive Termination” shall have the meaning set forth in any employment or consulting agreement entered into by and between a Participant and the Company or an Affiliate, or, in the absence of any such employment or consulting agreement (or the absence of any definition of “cause” contained therein), any of the following, without the Participant’s prior written consent: (i) a reduction in the Participant’s Base Salary or Target Bonus Amount, (ii) a material diminution of the Participant’s authority, duties, or responsibilities, (iii) a required relocation of the Participant’s primary place of business by more than 50 miles from its then-current location, (iv) the failure of the Company to pay or cause to be paid the Participant’s Base Salary or annual bonus when due, (v) any material breach by the Company of this Plan (including the exhibits thereto) or the Participant’s Participation Notice and Agreement (including Appendix A thereto) or any agreement between the Company and the Participant relating to the Participant’s compensation (including any equity awards), or (vi) an increase in the business travel required by the Company or an Affiliate which represents an increase, as compared to immediately prior to such increase, by more than 20% of the Participant’s total business time; provided, that any event described in the foregoing clauses (i) through (vi) shall constitute a Constructive Termination only if the Company fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes such Constructive Termination; provided, further, that a “Constructive Termination” shall cease to exist for an event on the 60th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice thereof prior to such date.

(m)                             “Disability” shall have the meaning set forth in the Omnibus Incentive Plan.

(n)                                 “Effective Date” means December 15, 2017.

(o)                                 “Employer” means, with respect to any Participant, (i) prior to a Change in Control, the member of the Company Group by which such Participant is employed, and (ii) following a Change in Control, the entity that the Participant is employed by immediately after such Change in Control.

(p)                                 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations, and other interpretive guidance promulgated thereunder, as well as any successor laws in replacement thereof.

(q)                                 “Omnibus Incentive Plan” means the Company’s 2015 Omnibus Incentive Plan, as amended from time to time (or the most recent successor plan thereto adopted by the Company for the purpose of providing equity and other incentive compensation to the employees and other service providers of the Company Group, if any).

(r)                                    “Participant” means any management employee designated as eligible for the Plan by the Committee who is selected by the Committee to participate in the Plan and returns to the Company an executed Participation Notice and Agreement.

(s)                                   “Participation Notice and Agreement” means the form of participation notice and agreement to the terms of the Plan, substantially in the form set forth as Exhibit A hereto.

(t)                                    “Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and any successor thereto).

(u)                                 “Qualifying Change in Control Termination” means a Participant’s Termination by the Employer without Cause (and other than as a result of the Participant’s death or during the Participant’s Disability) or by the Participant as a result of a Constructive Termination during the two-year period beginning on the date of a Change in Control; provided, however, it shall not be considered a Qualifying Change in Control Termination if:

(i)                                     such Participant’s employment with the Employer is terminated upon the expiration of a leave of absence by reason of the Participant’s failure to return to work at such time;

(ii)                                  such Participant’s employment with the Employer is terminated in connection with an Asset Sale, but only if the Committee determines in its sole discretion that, in connection with such Change in Control, either (1) such Participant was offered employment with the purchaser (or affiliate thereof) (v) at the same or greater Base Salary and Target Bonus Amount opportunity, (w) in a position of comparable authority, duties, and responsibilities, (x) without a required relocation of the Participant’s primary place of business by more than 50 miles from its location immediately prior to such Asset Sale, (y) not involving an increase in required business travel, as compared to immediately prior to such increase, by more than 20% of the Participant’s total business time, and (z) with employee benefits that are substantially similar in the aggregate, in each case, to those as in effect immediately prior such Asset Sale, or (2) such Participant voluntarily elected not to participate in the purchaser’s selection process for employment with the purchaser (or affiliate thereof) following such Asset Sale; or

(iii)                               prior to the Participant’s Termination, the Participant has delivered written notice of the Participant’s intent to voluntarily resign under circumstances which constitute a “Retirement” for purposes of any incentive award granted under the Omnibus Incentive Plan.

(v)                                 “Qualifying Termination” means a Participant’s Termination by the Employer without Cause (and other than as a result of the Participant’s death or during the Participant’s Disability) or by the Participant as a result of a Constructive Termination; provided, however, it shall not be considered a Qualifying Termination if:

(i)                                     such Participant’s employment with the Employer is terminated upon the expiration of a leave of absence by reason of the Participant’s failure to return to work at such time;

(ii)                                  such Participant’s employment with the Employer is terminated in connection with the sale, transfer, or other disposition of assets or a business segment of the Company to any Person that is not an Affiliate of the Company, but only if the Committee determines in its sole discretion that, in connection with such sale, transfer, or other disposition, either (1) such Participant was offered employment with the purchaser (or affiliate thereof) (v) at the same or greater Base Salary and Target Bonus Amount opportunity, (w) in a position of comparable authority, duties, and responsibilities, (x) without a required relocation of the Participant’s primary place of business by more than 50 miles from its location immediately prior to such sale, transfer, or other disposition, (y) not involving an increase in required business travel, as compared to immediately prior to such increase, by more than 20% of the Participant’s total business time, and (z) with employee benefits that are substantially similar in the aggregate, in each case, to those as in effect immediately prior to such sale, transfer, or other disposition, or (2) such Participant voluntarily elected not to participate in the purchaser’s selection process for employment with the purchaser (or affiliate thereof) following such sale, transfer, or other disposition; or

(iii)                               prior to the Participant’s Termination, the Participant has delivered written notice of the Participant’s intent to voluntarily resign under circumstances which constitute a “Retirement” for purposes of any incentive award granted under the Omnibus Incentive Plan.

(w)                               “Release Agreement” means a release of claims in the form customarily provided by the Company Group to terminated Employees, pursuant to which a Participant may be required to (i) acknowledge the receipt of the severance payment and other benefits and (ii) release the Company and its Affiliates (including the Employer) and other persons and entities designated by the Company from any liability arising from the Participant’s employment or Termination (other than with respect to the Participant’s rights under the Plan).

(x)                                 “Release Effectiveness Date” means the date the Release Agreement becomes effective and irrevocable.

(y)                                 “Severance Multiple” means, as to any Participant, the Severance Multiple set forth in Exhibit B applicable to the Participant’s position as of the date of Termination (but disregarding any diminution in position that has given rise to a Constructive Termination), unless otherwise set forth in the Participant’s Participation Notice and Agreement.

(z)                                  “Severance Payment Period” means, as to any Participant, the Severance Payment Period set forth in Exhibit B applicable to the Participant’s position as of the date of Termination (but disregarding any diminution in position that has given rise to a Constructive Termination), unless otherwise set forth in the Participant’s Participation Notice and Agreement.

(aa)                          “Target Bonus Amount” means a Participant’s target annual bonus under the Annual Bonus Program.

(bb)                          “Termination” means the termination of a Participant’s employment or service, as applicable, with all members of the Company Group for any reason (including death), other than any termination of a Participant’s employment with the Employer by reason of a transfer to the employ of another member of the Company Group.

(cc)                            “Welfare Continuation Period” means, as to any Participant, the Welfare Continuation Period set forth in Exhibit B applicable to the Participant’s position as of the date of Termination (but disregarding any diminution in position that has given rise to a Constructive Termination), unless otherwise set forth in the Participant’s Participation Notice and Agreement; provided, however, that the Welfare Continuation Period shall terminate earlier as of the date on which the Participant becomes eligible to receive any health benefits as a result of subsequent employment or service.

2.                                      Eligibility.  Eligibility to participate in the Plan shall be limited to any employee of the Company Group that designated as a Participant by the Committee; provided, that, as a condition of participation in the Plan, the Participant must execute and submit a Participation Notice and Agreement, and following the Participant’s Termination, a Release Agreement.

3.                                      Termination of Employment.

(a)                                 Payments on Specified Terminations.  If a Participant’s Termination is a Qualifying Termination or Qualifying Change in Control Termination, in addition to any Accrued Obligations, subject to such Participant’s execution, delivery to the Company, and non-revocation of the Release Agreement, as contemplated in Section 3(c) below, the Participant shall be entitled to the following payments and benefits:

(i)                                     Pro-Rated/Prior Year Bonuses.  (1) The bonus amount otherwise payable under the Annual Bonus Program for the fiscal year in which the Participant’s Termination occurred, pro-rated for the days of service in such fiscal year up to and including the date of Termination and based on actual performance for such fiscal year, payable concurrently with cash bonus payments to other employees under the applicable cash bonus plan (but in all events prior to March 15 of the fiscal year immediately following the fiscal year in which such Termination occurs) and (2) to the extent not previously paid, the bonus amount otherwise payable under the Annual Bonus Program for the fiscal year immediately preceding the fiscal year in which the Participant’s Termination occurs, based on actual performance for such immediately preceding fiscal year, payable concurrently with cash bonus payments to other employees under the applicable cash bonus plan;

(ii)                                  Cash Severance.  An amount equal to (x) such Participant’s applicable Severance Multiple multiplied by (y) the sum of such Participant’s then-current (A) Base Salary and (B) only with respect to a Qualifying Change in Control Termination (and not a Qualifying Termination that is not a Qualifying Change in Control Termination), Target Bonus Amount, such amount to be paid (aa) in the case of a Qualifying Termination, in equal installments no less frequently than monthly over the applicable Severance Payment Period beginning with the first payroll period after the Release Effectiveness Date, or (bb) in the case of a Qualifying Change in Control Termination, paid in a lump sum no later than the 60th day following the Termination Date; and

(iii)                               COBRA Continuation Payment.  A cash payment in an amount equal to the total amount of the monthly COBRA insurance premiums for participation in the life, health, dental, and disability benefit programs of the Company in which the Participant participated as of the date of Termination, payable monthly for each month of the Welfare Continuation Period in accordance with the Company’s payroll practices, with the first such payment in respect of any completed months prior to the Release Effectiveness Date to occur as soon as practicable after the Release Effectiveness Date.

For the avoidance of doubt, in the event of a Participant’s Termination, including, without limitation, a Participant’s Qualifying Termination or Qualifying Change in Control

Termination, the Participant’s outstanding Awards, if any, shall be governed by the terms and conditions of the Omnibus Incentive Plan and the applicable Award agreements thereunder.

(b)                                 Other Termination Events.  If a Participant experiences a Termination which does not constitute either a Qualifying Termination or Qualifying Change in Control Termination, the Participant shall not be entitled to the payment of any severance or other benefits under the Plan and shall only be entitled to receive the Accrued Obligations.

(c)                                  Release Agreement.  Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Section 3(a) above (other than the Accrued Obligations) shall be conditioned upon a Participant’s execution, delivery to the Company, and non-revocation of the Release Agreement and the expiration of any revocation period contained in such Release Agreement within 60 days following the date of Termination.  If a Participant fails to execute the Release Agreement in such a timely manner so as to permit any revocation period to expire prior to the end of such 60-day period, or timely revokes such Participant’s acceptance of such release following its execution, such Participant shall not be entitled to payment of any severance or other benefits under the Plan.  Further, to the extent that any of the payments hereunder constitute “nonqualified deferred compensation” for purposes of Code Section 409A, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of such Termination, but for the condition on executing the Release Agreement as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day, after which any remaining payments shall thereafter be provided to the Participant according to the applicable schedule set forth herein.

4.                                      Additional Terms.

(a)                                 Taxes.  Severance and other payments and benefits under the Plan will be subject to all required federal, state, and local taxes and may be affected by any legally required withholdings.

(b)                                 Other Benefit Plans.  Payments under the Plan are not deemed “compensation” for purposes of calculating any contributions or accruals under the retirement plans, savings plans, and incentive plans of any member of the Company Group.  Accordingly, no contributions to the retirement and savings plans of the Company will be made from the severance payments and other payments and benefits under the Plan, and such plans will not accrue any benefits attributable to payments under the Plan.

(c)                                  Specified Employees.  Notwithstanding anything herein to the contrary, (i) if, at the time of a Participant’s Termination, such Participant is a “specified employee” as defined in Code Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Termination is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A, then the commencement of the payment of any such payments or benefits hereunder will be deferred (without any reduction or increase in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following such Participant’s Termination (or the earliest date that is permitted under Code Section 409A); and (ii) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by or at the direction of the Committee, that does not cause such an accelerated or additional tax or result in additional cost to the Company.  The Company shall consult with its legal counsel and tax advisors in good faith regarding the implementation of this Section 4(c); provided, however, that none of the Company, any other member of the Company Group, and any of their respective employees or representatives shall have any liability to the Participant with respect thereto.  For the purposes of Code Section 409A, each payment made under the Plan, including each installment payment, shall be treated as a separate payment.

(d)                                 Awards. By executing a Participation Notice and Agreement, the Participant thereby agrees and acknowledges that the definition of “Constructive Termination” as set forth in the Plan shall govern with respect to any Award that is outstanding as of the date of such Participant’s execution of such Participation Notice and Agreement.

5.                                      Termination or Amendment of the Plan.  Except as otherwise set forth in a Participation Notice and Agreement, the Plan may be amended, terminated, or discontinued in whole or in part, at any time and from time to time at the discretion of the Board or the Committee; provided, however, that the Plan may not be amended, terminated, or discontinued during the two-year period beginning on a Change in Control (except for an amendment to the administrative provisions of the Plan that is considered by counsel to be required pursuant to applicable law); provided, further, that no amendment, termination, or discontinuance of either the Plan or any provision of the Plan that has the effect of reducing or diminishing the potential benefits a Participant may receive under the Plan shall be effective with respect to the Participant until the first (1st) anniversary of such amendment, termination, or discontinuance (except for an amendment to the administrative provisions of the Plan that is considered by counsel to be required pursuant to applicable law).  The Plan shall automatically terminate on the second (2nd) anniversary of a Change in Control; provided, however, that if prior to such termination date a Participant has undergone a Qualifying Change in Control Termination (or such Participant has delivered notice of a Constructive Termination), then the Plan shall remain in effect with respect to such Participant in accordance with its terms.

6.                                      Limitation of Certain Payments.  If any payment, benefit or distribution of any type to or for the benefit of a Participant, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of the Plan or otherwise by the Company or any of its Affiliates (collectively, the “Parachute Payments”) would subject a Participant to the excise tax imposed under Code Section 4999 (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided, however, that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by a Participant after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction.  For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount.  Unless a Participant has given prior written notice to the Company to effectuate a reduction in the Parachute Payments if such a reduction is required (any such notice being consistent with the requirements of Code Section 409A to avoid the imputation of any tax, penalty or interest thereunder), the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash severance benefits (with the Parachute Payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Code Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in a manner that does not comply with Code Section 409A.

7.                                      Claims Procedure.

(a)                                 Processing Claims.  The processing of claims for benefits and payments under the Plan will be carried out as quickly as possible.  If an individual is not selected for participation in the Plan or does not satisfy the conditions for eligibility in the Plan, such individual is not entitled to benefits and/or payments under the Plan.

(b)                                 Decision.  If an individual’s claim for benefits under the Plan is denied, the individual will receive a written notice within 90 days (in special cases, more than 90 days may be needed and such individual will be notified in this case):

(i)                                     requesting additional material or information to further support the claim, and the reasons why these are necessary;

(ii)                                  setting forth specific reasons as to why the claim was denied;

(iii)                               setting forth clear reference to the Plan provisions upon which the denial is based; and

(iv)                              providing notice of the individual’s right to have the denial reviewed as explained below.

(c)                                  Request for Review of Denial of Benefits.  The individual or the individual’s authorized representative may request a review of the individual’s claim by giving written notice to the Claims Administrator.  Each individual has the right to have representation, review pertinent documents, and present written issues and comments.  An individual’s request must be made not later than 60 days after the individual receives the notice of denial.  If an individual fails to act within the 60-day limit, the individual loses the right to have the individual’s claim reviewed.

(d)                                 Decision on Review.  Upon receipt of a request for review from an individual, the Claims Administrator shall make a full and fair evaluation and may require additional documents necessary for such a review.  The Claims Administrator shall make a decision within 60 days from receipt of the individual’s request.  In the event of special circumstances, a decision will be given to the individual as soon as possible, but not later than 120 days after receipt of the individual’s request for review.  The decision on the review shall be in writing and shall include specific reasons for the decision.  The final decision of the Claims Administrator shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.

(e)                                  In Case of Clerical Error.  If any information regarding an individual is incorrect, and the error affects the individual’s benefits, the correct information will determine the extent, if any, of the individual’s benefits under the Plan.

(f)                                   No Limitation of Rights. Nothing in this Section 7 shall limit the Participant’s ability to file or bring a claim, proceeding, or legal action for relief with respect to any right or claim for payments or benefits under the Plan.

8.                                      General Information.

(a)                                 No Right to Continued Employment.  Nothing contained in the Plan shall confer upon any Participant any right to continue in the employ of any member of the Company Group or interfere in any way with the right of any member of the Company Group to terminate the Participant’s employment, with or without cause.

(b)                                 Plan Not Funded.  Amounts payable under the Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund, or deposit shall be made to assure payment of such amounts.  No Participant, beneficiary, or other person shall have any right, title, or interest in any fund or in any specific asset of the Company by reason of participation hereunder.  None of (i) the provisions of the Plan, (ii) the creation or adoption of the Plan, and (iii) any action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary, or other person.  To the extent that a Participant, beneficiary, or other person acquires a right to receive payment under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.  Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

(c)                                  Non-Transferability of Benefits and Interests.  All amounts payable under the Plan are non-transferable, and no amount payable under the Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance, or charge.  This Section 8(c) shall not apply to an assignment of a contingency or payment due: (i) after the death of a Participant, to the deceased Participant’s legal representative or beneficiary, or (ii) after the disability of a Participant, to the disabled Participant’s personal representative.

(d)                                 Discretion of Company, Board, Committee, and Claims Administrator.  Any decision made or action taken by, or inaction of, the Company, the Board, the Committee, or the Claims Administrator arising out of or in connection with the creation, amendment, construction, administration, interpretation, and effect of the Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons.  In the case of any conflict, the decision made or action taken by, or inaction of, the Claims Administrator will control.  However, with respect to the authorized officers and senior executives, as designated by the Board in its resolutions, any decision made or action taken by, or inaction of, the Committee will control.

(e)                                  Indemnification.  None of the Board, the Committee, any employee of any member of the Company Group, and any Person acting at the direction thereof (each such

Person, an “Affected Person”) shall have any liability to any Person (including, without limitation, any Participant), for any act, omission, interpretation, construction, or determination made in connection with the Plan (or any payment made under the Plan).  Each Affected Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Affected Person in connection with or resulting from any action, suit, or proceeding to which such Affected Person may be a party or in which such Affected Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Affected Person, with the Company’s approval, in settlement thereof, or paid by such Affected Person in satisfaction of any judgment in any such action, suit, or proceeding against such Affected Person; provided, that, the Company shall have the right, at its own expense, to assume and defend any such action, suit, or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice.  The foregoing right of indemnification shall not be available to an Affected Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Affected Person giving rise to the indemnification claim resulted from such Affected Person’s bad faith, fraud, or willful wrongful act or omission.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Affected Persons may be entitled under the Company’s organizational documents, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such person or hold them harmless.

(f)                                   Code Section 409A.  Notwithstanding any provision of the Plan to the contrary, if any benefit provided under the Plan is subject to the provisions of Code Section 409A, the provisions of the Plan will be administered, interpreted, and construed in a manner necessary to comply with Code Section 409A or an exception thereto.  Notwithstanding any provision of the Plan to the contrary, in no event shall the Company (or its employees, officers, or directors) have any liability to any Participant (or any other Person) due to the failure of the Plan to satisfy the requirements of Code Section 409A or any other applicable law.

(g)                                  No Duplication.  The benefits under the Plan replace and supersede any severance benefits payable upon a Termination previously established under any Other Severance Arrangement.  In no event shall any Participant receive more than the severance benefits provided for herein, and any severance benefits provided under any Other Severance Arrangement or otherwise, to the extent paid, shall reduce the amounts to be paid hereunder.

(h)                                 Governing Law.  All questions pertaining to the construction, regulation, validity, and effect of the provisions of the Plan shall be determined in accordance with the laws of Delaware (other than to the extent set forth in the Participation Notice and Agreement).

(i)                                     Notice.  Any notice or other communication required or which may be given pursuant to the Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or two days after it has been mailed by United States express or registered mail, return receipt requested, postage prepaid, addressed to the (i) Company, at Summit Materials, Inc., 1550 Wynkoop Street, 3rd Floor, Denver, Colorado, 80202,

Attention: Chief Legal Officer, or (ii) Participant, at the Participant’s most recent address on file with the Company.

(j)                                    Captions.  Captions and headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference.  Such captions and headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(k)                                 Successors.  The Plan shall inure to the benefit of and be binding upon the Company and its successors.

Exhibit A

SUMMIT MATERIALS, INC.
EXECUTIVE SEVERANCE PLAN

Participation Notice and Agreement

Participant:

Qualifying Termination / Qualifying Change in Control Termination
Severance Multiple:	Tier 1: 2.5x Tier 2: 2x

Welfare Continuation Period:	Tier 1: 30 months Tier 2: 24 months

Severance Payment Period:	Tier 1: 30 months Tier 2: 24 months

I hereby agree to the terms and conditions of the Summit Materials, Inc. Executive Severance Plan (as amended from time to time, the “Plan”) to which this Participation Notice and Agreement is attached as Exhibit A, including the terms set forth in this Participation Notice and Agreement and the Restrictive Covenants (as defined below) incorporated hereinto.  Capitalized terms used but not defined in this Participation Notice and Agreement shall have the meanings given to such terms in the Plan.

I understand that as a Participant under the Plan (a “Participant”), the terms of the Plan will exclusively govern all subject matters addressed by the Plan and I understand that, except as expressly provided in the Plan, the Plan supersedes and replaces, as applicable, any and all agreements (including any prior employment agreement), plans, policies, guidelines, and other arrangements, including any Other Severance Arrangements, with respect to all subject matters covered under the Plan and my rights to severance upon any Qualifying Termination or Qualifying Change in Control Termination.

The Company and I further agree that[:

(a) Effective as of the date hereof, the employment agreement that I entered into with a member of the Company Group or its predecessor, dated as of [Date] (the “Employment Agreement”) shall be terminated in all respects and each party shall have no further rights or obligations with respect thereto, other than any provisions therein which were intended to

Exhibit A-1

survive the termination thereof.  My waiver of any rights under the Employment Agreement is irrevocable to the fullest extent provided under the laws of the state of Delaware; and

(b)](1) notwithstanding Section 5 of the Plan, the Company hereby agrees that no amendment, termination, or discontinuance of either the Plan or any provision of the Plan that has the effect of reducing or diminishing the potential benefits I may receive under the Plan shall be effective until the first (1st) anniversary of the Effective Date, except for any amendment to the administrative provisions of the Plan that is considered by counsel to be required pursuant to applicable law.

I acknowledge and recognize the highly competitive nature of the businesses of the Company Group, and that I will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients, and partners involved in those businesses, and the goodwill associated with the Company Group.

Accordingly, I agree to be bound by the provisions of Appendix A to this Participation Notice and Agreement, which provisions are incorporated into this Participation Notice and Agreement and made a part hereof.

Dated:

PARTICIPANT

(1)  Note:  To be included as applicable.

Exhibit A-2

APPENDIX A
Restrictive Covenants

The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company, that the Participant will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients, and partners involved in those businesses, and the goodwill associated with the Company.  The Participant accordingly agrees to the provisions of this Appendix A to the Participant’s Participation Notice and Agreement under the Summit Materials, Inc. Executive Severance Plan (as amended from time to time, the “Plan”) (such provisions, the “Restrictive Covenants”).  For the avoidance of doubt, the Restrictive Covenants contained herein are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates.

1.                                      Confidentiality; Non-Compete; Non-Solicit; Non-Disparagement.

(a)                                 For the purposes of this Appendix A, any reference to the “Company” shall mean the Company and/or its Affiliates (as applicable), collectively.  In view of the fact that the Participant’s work for the Company brings the Participant into close contact with many confidential affairs of the Company not readily available to the public, and plans for further developments, the Participant agrees that:

(i)                                     the Participant will not at any time (whether during or after the Participant’s Employment): (1) retain or use for the benefit, purposes, or account of the Participant or any other Person or (2) disclose, divulge, reveal, communicate, share, transfer, or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary, or confidential information — including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs, and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities, and operations of the Company and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (collectively, “Confidential Information”) without the prior written authorization of the Board, except as specifically necessary during the term of the Participant’s Employment in order to perform the duties of the Participant’s position and in the best interests of the Company.  For purposes of this Appendix A, “Employment” shall mean, without any inference for federal and other tax purposes, service as a part- or full-time officer, employee, consultant, or advisor or Board member of or to the Company.

(ii)                                  Confidential Information shall not include any information that is: (1) generally known to the industry or the public other than as a result of the Participant’s breach of this covenant or any breach of other confidentiality obligations by third parties, (2) made legitimately available to the Participant by a third party without breach of any

Appendix A-1

confidentiality obligation, or (3) required by law to be disclosed; provided, that the Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)                               Except as required by law, the Participant will not disclose to anyone, other than the Participant’s immediate family and legal or financial advisors, the existence or contents of the Plan (including the exhibits thereto), the Participant’s participation therein, and the Participant’s Participation Notice and Agreement (including this Appendix A) (collectively, the “Participation Terms”); provided, that the Participant may disclose to any prospective future employer the provisions of Section 1(b) of this Appendix A provided that such prospective future employer agrees to maintain the confidentiality of such terms.

(iv)                              Upon the Participant’s Termination, the Participant shall (1) cease and not thereafter commence use of any Confidential Information or intellectual property (including, without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name, or other source indicator) owned or used by the Company, (2) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, e-mail, text messages, letters, and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, or laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, except that the Participant may retain only those portions of any personal notes, notebooks, and diaries that do not contain any Confidential Information, and (3) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Participant is or becomes aware.

(b)                                 The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees as follows:

(i)                                     Participant will not, within twelve (12) months following the Participant’s Termination (the “Post-Termination Period”) or during Participant’s Employment (together with the Post-Termination Period, the “Restricted Period”), directly or indirectly:

(1)         engage in any business involved in the U.S. and Canadian aggregates and related downstream product sectors (including, but not limited to, asphalt, paving, cement, concrete, and concrete products) (any such business, a “Business”) in any Restricted Area (any such business, a “Competitive Business”).  For the purposes of this Appendix A, “Restricted Area” shall mean any geographic area where each and any Employer of the Participant during the Participant’s employment conducts or conducted, within the six-month period immediately preceding the Participant’s Termination, Business; provided, that if the Employer with respect to a Participant is Summit Materials Holdings L.P., Summit Materials, LLC, or any of their respective successors thereto at

Appendix A-2

any time during the Participant’s Employment, the Restricted Area shall be the United States and Canada.

(2)         acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, as an individual, partner, shareholder, officer, director, principal, agent, trustee, or consultant; or

(3)         interfere with, or attempt to interfere with, business relationships (whether formed before, on, or after the date of the Participant’s Participation Notice and Agreement) between the Company or any of its Affiliates and customers, clients, suppliers, partners, members, investors, or acquisition targets.

(ii)                                  During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(1)         solicit or encourage any employee of the Company to leave the employment of the Company; or

(2)         hire any such employee who was employed by the Company as of the date of the Participant’s Termination or who left the employment of the Company coincident with, or within six months prior to or after, the Participant’s Termination.

(iii)                               During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly solicit or assist in soliciting in competition with the Company the business of any client or prospective client:

(1)         with whom the Participant had personal contact or dealings on behalf of the Company during the one-year period preceding the Participant’s Termination;

(2)         with whom employees reporting to the Participant have had personal contact or dealings on behalf of the Company during the one year immediately preceding the Participant’s Termination; or

(3)         for whom the Participant had direct or indirect responsibility during the one year immediately preceding the Participant’s Termination.

Notwithstanding anything to the contrary in this Appendix A, the Participant may, directly or indirectly, own, solely as an investment, securities of any Person which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (a) is not a controlling person of, or a member of a group which controls, such Person and (b) does not, directly or indirectly, own five percent or more of any class of securities of such person.

(c)                                  During the Restricted Period, the Participant will not, directly or indirectly, solicit or encourage to cease to work with the Company any consultant then under contract with the Company.

Appendix A-3

(d)                                 The Participant will not, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon the Company, or that is or reasonably would be expected to be damaging to the reputation of the Company.

(e)                                  It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Appendix A to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against the Participant, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(f)                                   The period of time during which the provisions of this Appendix A shall be in effect shall be extended by the length of time during which the Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

2.                                      Specific Performance; Survival.

(a)                                 The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Appendix A would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to suspend making any payments or providing any benefit otherwise required by the Participation Terms and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

(b)                                 The provisions of this Appendix A shall survive the Participant’s Termination.

3.                                      Protected Activities.

(a)                                 Nothing in this Appendix A shall prohibit or impede the Participant from communicating, cooperating, or filing a complaint on possible violations of U.S. federal, state, or local law or regulation to or with any governmental agency or regulatory authority (collectively, a “Governmental Entity”), including, but not limited to, the Securities and Exchange Commission, Financial Industry Regulatory Authority, Equal Employment Opportunity Commission, or National Labor Relations Board, or from making other disclosures to any Governmental Entity that are protected under the whistleblower provisions of U.S. federal, state, or local law or regulation; provided, that, in each case, such communications and disclosures are consistent with applicable law.  The Participant shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i)

Appendix A-4

in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.  Moreover, the Participant shall not be required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure.

(b)                                 Except as otherwise provided in Paragraph 3(a) of this Appendix A or under applicable law, under no circumstance is the Participant authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets without the prior written consent of the Company.

Appendix A-5

Exhibit B

Benefit Tiers

With respect to any Participant, unless otherwise set forth in a Participation Notice and Agreement, the following Severance Multiples, Welfare Continuation Periods, and Severance Payment Periods shall apply.  Capitalized terms used but not defined herein have the meaning given to such terms in the Summit Materials, Inc. Executive Severance Plan, as amended from time to time, to which this Benefit Tiers summary is attached as Exhibit B.

Exhibit B-1